Exhibit 99.1
The J. M. Smucker Company Announces Fiscal 2020 First Quarter Results
ORRVILLE, Ohio, August 27, 2019 /PRNewswire/ -- The J. M. Smucker Company (NYSE: SJM) today announced results for the first quarter ended July 31, 2019, of its 2020 fiscal year. Financial results include the contribution from Ainsworth Pet Nutrition, LLC ("Ainsworth"), which was acquired on May 14, 2018, and reflect the divestiture of the Company's U.S. baking business on August 31, 2018. All comparisons are to the first quarter of the prior fiscal year, unless otherwise noted.
EXECUTIVE SUMMARY

•	Net sales decreased $123.6 million, or 6 percent. Comparable net sales decreased 4 percent.

•	Net income per diluted share was $1.36. Adjusted earnings per share was $1.58, a decrease of 11 percent.

•	Cash from operations was $221.5 million, a decrease of 9 percent. Free cash flow was $148.5 million in the quarter, compared to $141.7 million in the prior year.

•	The Company updated its full-year fiscal 2020 net sales and adjusted earnings per share outlook.
CHIEF EXECUTIVE OFFICER REMARKS
"Our first quarter performance fell short of our expectations primarily due to the timing of shipments and deflationary pricing in the coffee and peanut butter categories, as well as competitive activity in the premium dog food category," said Mark Smucker, Chief Executive Officer.
"We have continued momentum in many key product categories, and we are already taking decisive actions and prioritizing initiatives that strengthen our business. We remain confident in our strategy, which includes a continued focus on our growth imperatives to lead in the best categories, build brands consumers love, and be everywhere, combined with a relentless focus on operating with financial discipline, all of which will enhance shareholder value for the long term."

FIRST QUARTER CONSOLIDATED RESULTS

	Three Months Ended July 31,
	2019	2018	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$1,778.9	$1,902.5	(6%)

Operating income	$257.6	$226.9	14%
Adjusted operating income	290.7	317.1	(8%)

Net income per common share – assuming dilution	$1.36	$1.17	16%
Adjusted earnings per share – assuming dilution	1.58	1.78	(11%)

Weighted-average shares outstanding – assuming dilution	113.9	113.7	—
Net Sales
Net sales decreased 6 percent, reflecting the impact of $73.1 million of net sales in the prior year attributed to the divested U.S. baking business, partially offset by an incremental $25.4 million contribution from the Ainsworth acquisition. Excluding items impacting comparability, net sales decreased $75.9 million, or 4 percent. Lower volume/mix reduced sales by 3 percentage points driven primarily by declines for private label pet food offerings and coffee. Net price realization reduced net sales by 1 percentage point, mostly due to lower pricing for coffee and peanut butter, partially offset by higher pricing for pet food and snacks. Foreign currency exchange was neutral.
Operating Income
Gross profit increased $21.4 million, or 3 percent, primarily driven by a favorable net impact of lower prices and lower costs and the noncomparable benefit of the Ainsworth acquisition, partially offset by a decline in volume/mix and the impact of the U.S. baking business divestiture. The favorable net impact of price and cost was mostly driven by a favorable change in derivative gains and losses. Operating income increased $30.7 million, or 14 percent, reflecting the increase in gross profit and decreases in other special project costs, selling, distribution, and administrative expenses ("SD&A"), and amortization.
On a non-GAAP basis, adjusted gross profit decreased $29.6 million, or 4 percent, with the primary difference from GAAP results being the exclusion of unallocated derivative gains and losses, which resulted in a $51.0 million favorable change as compared to the prior year. Adjusted operating income decreased $26.4 million, or 8 percent, further reflecting the exclusion of special project costs.
Interest Expense, Other Income (Expense), and Income Taxes
Net interest expense decreased $4.2 million, reflecting the benefit of reduced debt due to net repayments of $934.0 million during the last twelve months.
The effective income tax rate was 25.2 percent compared to 23.2 percent in the prior year. The effective income tax rate in the prior year included a non-recurring deferred tax benefit related to the Ainsworth acquisition.
Cash Flow and Debt
Cash provided by operating activities was $221.5 million, compared to $243.0 million in the prior year reflecting an increase in working capital, partially offset by the increase in net income adjusted for noncash items. Free cash flow was $148.5 million, compared to $141.7 million in the prior year, as a $28.3 million reduction in capital expenditures more than offset the decrease in cash provided by operating activities. Net debt repayments in the quarter totaled $130.0 million.

FULL-YEAR OUTLOOK
The Company provided updated full-year fiscal 2020 guidance as summarized below:

	Current	Previous
Net sales increase (decrease) vs prior year	(1%) - 0%	1% - 2%
Adjusted earnings per share	$8.35 - $8.55	$8.45 - $8.65
Free cash flow (in millions)	$875 - $925	$875 - $925
Capital expenditures (in millions)	$300 - $320	$300 - $320
Effective tax rate	24.5% - 25.0%	24.5% - 25.0%
Net sales are expected to range from down 1 percent to flat compared to the prior year, which includes the loss of $105.9 million of sales in the first 4 months of fiscal 2019 related to the divested U.S. baking business and $25.4 million of incremental noncomparable sales for Ainsworth. On a comparable basis, net sales are expected to range from flat to up 1 percent.
Adjusted earnings per share is expected to range from $8.35 to $8.55, based on 114.0 million shares outstanding. Earnings guidance reflects the reduced contribution from sales, gross profit margin of approximately 38.5 percent, and SD&A expenses declining slightly compared to the prior year.
FIRST QUARTER SEGMENT RESULTS
Dollar amounts in the segment tables below are reported in millions.
U.S. Retail Pet Foods

	Net Sales	Segment Profit	Segment Profit Margin
FY20 Q1 Results	$669.9	$120.1	17.9%
Increase (decrease) vs prior year	—	20%	290bps
Segment net sales decreased $1.3 million, including the $25.4 million contribution from Ainsworth related to the first two weeks of the fiscal year. Excluding the noncomparable Ainsworth sales, net sales declined $26.7 million, reflecting a $26.3 million decrease related to private label products. The decline in private label sales was inclusive of both planned exits on low margin items and soft trends at certain retailers. Volume/mix reduced net sales by 6 percentage points, primarily driven by private label and the Natural Balance® brand. Net price realization increased 2 percentage points driven by the Meow Mix®, Milk-Bone®, and Kibbles 'n Bits® brands, which resulted from list price increases across most brands effective in the second half of the prior fiscal year, partially offset by increased trade spend.
Segment profit increased $19.7 million, including benefits from a $10.9 million negative fair value purchase accounting adjustment in the prior year and incremental Ainsworth sales for the noncomparable period. Profit improvement was also driven by synergy realization and favorable net pricing, partially offset by higher input costs and lower volume/mix.
U.S. Retail Coffee

	Net Sales	Segment Profit	Segment Profit Margin
FY20 Q1 Results	$465.7	$128.9	27.7%
Increase (decrease) vs prior year	(5%)	(13%)	-250bps
Segment net sales decreased $23.8 million, which included lower net price realization of 3 percentage points. Net pricing reflected planned promotional activity across all brands in the segment resulting from significantly lower green coffee costs. Net sales were further reduced by 2 percentage points due to lower volume/mix, primarily attributable to the Folgers® brand. Retailer inventory adjustments across all brands accounted for a portion of the reduced volume/mix.
Segment profit decreased $18.9 million, primarily due to reduced volume/mix and the net impact of lower pricing and green coffee costs.

U.S. Retail Consumer Foods

	Net Sales	Segment Profit	Segment Profit Margin
FY20 Q1 Results	$402.2	$81.0	20.1%
Increase (decrease) vs prior year	(17%)	(17%)	—
Segment net sales decreased $81.1 million, reflecting $70.2 million of noncomparable net sales in the prior year related to the divested U.S. baking business. Excluding the noncomparable results, net sales decreased 3 percent. Lower net pricing, primarily on the Jif® brand resulting from a list price decline taken in the fourth quarter of the prior year, impacted sales by 4 percentage points. Favorable volume/mix contributed 1 percentage point, primarily attributed to Smucker's® Uncrustables®, partially offset by the Jif® brand.
Segment profit decreased $16.3 million, reflecting $8.9 million of noncomparable segment profit in the prior year related to the divested U.S. baking business. Excluding the impact of the divestiture, segment profit decreased 8 percent, partially attributable to the net impact of lower pricing and lower input costs and increased expenses related to the construction and startup of the Smucker's® Uncrustables® production facility in Longmont, Colorado.
International and Away From Home

	Net Sales	Segment Profit	Segment Profit Margin
FY20 Q1 Results	$241.1	$32.3	13.4%
Increase (decrease) vs prior year	(7%)	(26%)	-340bps
Segment net sales decreased $17.4 million, including the impact of $2.9 million of noncomparable net sales in the prior year related to the divested U.S. baking business and $1.8 million of unfavorable foreign currency exchange. Lower volume/mix reduced net sales by 3 percentage points, primarily driven by declines for the Folgers® brand. Lower net pricing across multiple brands reduced sales by 2 percentage points.
Segment profit decreased $11.1 million primarily reflecting lower pricing and the decline in volume/mix.
Conference Call
The Company will conduct an earnings conference call and webcast today, August 27, 2019, beginning at 8:30 a.m. Eastern time. Speaking on the call will be Mark Smucker, President and Chief Executive Officer and Mark Belgya, Vice Chair and Chief Financial Officer. To access the webcast, please visit jmsmucker.com/investor-relations.

The J. M. Smucker Company Forward-Looking Statements
This press release contains forward-looking statements, such as projected net sales, operating results, earnings, and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by those forward-looking statements. The risks, uncertainties, important factors, and assumptions listed and discussed in this press release, which could cause actual results to differ materially from those expressed, include: the ability to achieve synergies and cost savings related to the Ainsworth acquisition in the amounts and within the time frames currently anticipated; the ability to achieve cost savings related to cost management programs in the amounts and within the time frames currently anticipated; the ability to generate sufficient cash flow to meet the Company's cash deleveraging objectives; volatility of commodity, energy, and other input costs; risks associated with derivative and purchasing strategies employed to manage commodity pricing and interest rate risks; the availability of reliable transportation on acceptable terms; the ability to implement and realize the full benefit of price changes, and the impact of the timing of the price changes to profits and cash flow in a particular period; the success and cost of marketing and sales programs and strategies intended to promote growth in the businesses, including product innovation; general competitive activity in the market, including competitors' pricing practices and promotional spending levels; the impact of food security concerns involving either the Company's or its competitors' products; the impact of accidents, extreme weather, and natural disasters; the concentration of certain of the Company's businesses with key customers and suppliers, including single-source suppliers of certain key raw materials and finished goods, and the ability to manage and maintain key relationships; the timing and amount of capital expenditures and share repurchases; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in useful lives of other intangible assets; the impact of new or changes to existing governmental laws and regulations and their application, including tariffs; the outcome of tax examinations, changes in tax laws, and other tax matters; foreign currency and interest rate fluctuations; and risks related to other factors described under "Risk Factors" in other reports and statements filed with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K. The Company undertakes no obligation to update or revise these forward-looking statements, which speak only as of the date made, to reflect new events or circumstances.
About The J. M. Smucker Company
Inspired by more than 120 years of business success and five generations of family leadership, The J. M. Smucker Company makes food that people and pets love. The Company’s portfolio of 40+ brands, which are found in 90 percent of U.S. homes and countless restaurants, include iconic products consumers have always loved such as Folgers®, Jif®, and Milk-Bone® plus new favorites like Café Bustelo®, Smucker’s® Uncrustables®, and Rachael Ray™ Nutrish®. Over the past two decades, the Company has grown rapidly by thoughtfully acquiring leading and emerging brands, while ensuring the business has a positive impact on its 7,000+ employees, the communities it is a part of, and the planet. For more information about The J. M. Smucker Company, visit jmsmucker.com.

The J. M. Smucker Company is the owner of all trademarks referenced herein, except for the following, which are used under license: Dunkin' Donuts® is a registered trademark of DD IP Holder LLC, and Rachael Ray® is a registered trademark of Ray Marks Co. LLC.

Dunkin' Donuts® brand is licensed to The J. M. Smucker Company for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, and drug stores. This information does not pertain to Dunkin' Donuts® coffee or other products for sale in Dunkin' Donuts® restaurants.

Contacts:
The J. M. Smucker Company: (330) 682-3000
Investors: Aaron Broholm, Vice President, Investor Relations
Media: Ray Hancart, Director, Communications & Media Relations

The J. M. Smucker Company Unaudited Condensed Consolidated Statements of Income

	Three Months Ended July 31,
	2019	2018	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$1,778.9	$1,902.5	(6%)
Cost of products sold	1,079.3	1,224.3	(12%)
Gross Profit	699.6	678.2	3%
Gross margin	39.3%	35.6%

Selling, distribution, and administrative expenses	380.5	383.3	(1%)
Amortization	58.8	60.5	(3%)
Other special project costs	3.3	7.7	(57%)
Other operating expense (income) – net	(0.6)	(0.2)	n/m
Operating Income	257.6	226.9	14%
Operating margin	14.5%	11.9%

Interest expense – net	(49.4)	(53.6)	(8%)
Other income (expense) – net	(1.5)	(0.2)	n/m
Income Before Income Taxes	206.7	173.1	19%
Income tax expense	52.1	40.1	30%
Net Income	$154.6	$133.0	16%

Net income per common share	$1.36	$1.17	16%

Net income per common share – assuming dilution	$1.36	$1.17	16%

Dividends declared per common share	$0.88	$0.85	4%

Weighted-average shares outstanding	113.9	113.7	—

Weighted-average shares outstanding – assuming dilution	113.9	113.7	—

The J. M. Smucker Company Unaudited Condensed Consolidated Balance Sheets

	July 31, 2019	April 30, 2019
	(Dollars in millions)
Assets
Current Assets
Cash and cash equivalents	$48.8	$101.3
Trade receivables, less allowance for doubtful accounts	473.7	503.8
Inventories	1,013.3	910.3
Other current assets	77.7	109.8
Total Current Assets	1,613.5	1,625.2

Property, Plant, and Equipment - Net	1,909.2	1,912.4

Other Noncurrent Assets:
Goodwill	6,313.3	6,310.9
Other intangible assets – net	6,661.1	6,718.8
Other noncurrent assets	294.5	144.0
Total Other Noncurrent Assets	13,268.9	13,173.7
Total Assets	$16,791.6	$16,711.3

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$503.1	$591.0
Current portion of long-term debt	799.0	798.5
Short-term borrowings	295.9	426.0
Other current liabilities	692.8	526.0
Total Current Liabilities	2,290.8	2,341.5

Noncurrent Liabilities
Long-term debt, less current portion	4,685.3	4,686.3
Other noncurrent liabilities	1,807.8	1,713.0
Total Noncurrent Liabilities	6,493.1	6,399.3

Total Shareholders’ Equity	8,007.7	7,970.5
Total Liabilities and Shareholders’ Equity	$16,791.6	$16,711.3

The J. M. Smucker Company Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended July 31,
	2019	2018
	(Dollars in millions)
Operating Activities
Net income	$154.6	$133.0
Adjustments to reconcile net income to net cash provided by (used for) operations:
Depreciation	50.8	51.4
Amortization	58.8	60.5
Share-based compensation expense	6.2	4.6
Other noncash adjustments – net	0.2	1.1
Defined benefit pension contributions
Changes in assets and liabilities, net of effect from acquisition:
Trade receivables	30.4	(52.7)
Inventories	(102.1)	(65.7)
Other current assets	6.4	21.8
Accounts payable	(61.0)	0.8
Accrued liabilities	63.6	52.6
Income and other taxes	21.8	58.9
Other – net	(8.2)	(23.3)
Net Cash Provided by (Used for) Operating Activities	221.5	243.0

Investing Activities
Business acquired, net of cash acquired	—	(1,905.0)
Additions to property, plant, and equipment	(73.0)	(101.3)
Other – net	20.9	(25.2)
Net Cash Provided by (Used for) Investing Activities	(52.1)	(2,031.5)

Financing Activities
Short-term borrowings (repayments) – net	(130.0)	386.0
Proceeds from long-term debt	—	1,500.0
Quarterly dividends paid	(96.5)	(88.4)
Purchase of treasury shares	(2.9)	(4.7)
Proceeds from stock option exercises	7.0	—
Other – net	(0.2)	(2.4)
Net Cash Provided by (Used for) Financing Activities	(222.6)	1,790.5
Effect of exchange rate changes on cash	0.7	(2.6)
Net increase (decrease) in cash and cash equivalents	(52.5)	(0.6)
Cash and cash equivalents at beginning of period	101.3	192.6
Cash and Cash Equivalents at End of Period	$48.8	$192.0

The J. M. Smucker Company Unaudited Supplemental Schedule

	Three Months Ended July 31,
	2019	% of Net Sales	2018	% of Net Sales
	(Dollars in millions)
Net sales	$1,778.9		$1,902.5
Selling, distribution, and administrative expenses:
Marketing	132.9	7.5%	139.9	7.4%
Selling	68.5	3.9%	67.1	3.5%
Distribution	64.0	3.6%	66.0	3.5%
General and administrative	115.1	6.5%	110.3	5.8%
Total selling, distribution, and administrative expenses	$380.5	21.4%	$383.3	20.1%

Amounts may not add due to rounding.

The J. M. Smucker Company Unaudited Reportable Segments

	Three Months Ended July 31,
	2019	2018
	(Dollars in millions)
Net sales:
U.S. Retail Pet Foods	$669.9	$671.2
U.S. Retail Coffee	465.7	489.5
U.S. Retail Consumer Foods	402.2	483.3
International and Away From Home	241.1	258.5
Total net sales	$1,778.9	$1,902.5

Segment profit:
U.S. Retail Pet Foods	$120.1	$100.4
U.S. Retail Coffee	128.9	147.8
U.S. Retail Consumer Foods	81.0	97.3
International and Away From Home	32.3	43.4
Total segment profit	$362.3	$388.9
Amortization	(58.8)	(60.5)
Interest expense – net	(49.4)	(53.6)
Unallocated derivative gains (losses)	29.0	(22.0)
Other special project costs	(3.3)	(7.7)
Corporate administrative expenses	(71.6)	(71.8)
Other income (expense) – net	(1.5)	(0.2)
Income before income taxes	$206.7	$173.1

Segment profit margin:
U.S. Retail Pet Foods	17.9%	15.0%
U.S. Retail Coffee	27.7%	30.2%
U.S. Retail Consumer Foods	20.1%	20.1%
International and Away From Home	13.4%	16.8%

Non-GAAP Financial Measures
The Company uses non-GAAP financial measures, including: net sales excluding acquisition, divestiture, and foreign currency exchange; adjusted gross profit; adjusted operating income; adjusted income; adjusted earnings per share; earnings before interest, taxes, depreciation, amortization, and impairment charges related to intangible assets (“EBITDA (as adjusted)”); and free cash flow, as key measures for purposes of evaluating performance internally. The Company believes that investors' understanding of its performance is enhanced by disclosing these performance measures. Furthermore, these non-GAAP financial measures are used by management in preparation of the annual budget and for the monthly analyses of its operating results. The Board of Directors also utilizes certain non-GAAP financial measures as components for measuring performance for incentive compensation purposes.
Non-GAAP measures exclude certain items affecting comparability that can significantly affect the year-over-year assessment of operating results, which include amortization expense and impairment charges related to intangible assets, integration and restructuring costs (“special project costs”), and unallocated gains and losses on commodity and foreign currency exchange derivatives (“unallocated derivative gains and losses”), as well as the related tax impact of these exclusions. The special project costs relate to specific integration and restructuring projects, and the unallocated derivative gains and losses reflect the changes in fair value of the Company's commodity and foreign currency exchange contracts. Additionally, income taxes,as adjusted is calculated using an adjusted effective income tax rate that is applied to adjusted income before income taxes. While this adjusted effective income tax rate does not generally differ materially from our GAAP effective income tax rate, certain items can significantly impact our adjusted effective income tax rate.
These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses and facilitates the comparison of past and present operations and liquidity. These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. A reconciliation of certain non-GAAP financial measures to the comparable GAAP financial measure for the current and prior year periods is included in the “Unaudited Non-GAAP Financial Measures” tables. The Company has also provided a reconciliation of non-GAAP financial measures for its fiscal 2020 outlook.

The J. M. Smucker Company Unaudited Non-GAAP Financial Measures

	Three Months Ended July 31,
	2019	2018	Increase (Decrease)%
	(Dollars in millions)

Net sales reconciliation:
Net sales	$1,778.9	$1,902.5	($123.6)	(6%)
Ainsworth acquisition	(25.4)	—	(25.4)	(1%)
Baking divestiture	—	(73.1)	73.1	4%
Net sales excluding acquisition and divestiture	1,753.5	1,829.4	(75.9)	(4%)
Foreign currency exchange	1.8	—	1.8	—
Net sales excluding acquisition, divestiture, and foreign currency exchange	$1,755.3	$1,829.4	($74.1)	(4%)

Amounts may not add due to rounding.

The J. M. Smucker Company Unaudited Non-GAAP Financial Measures

	Three Months Ended July 31,
	2019	2018
	(Dollars in millions, except per share data)
Gross profit reconciliation:
Gross profit	$699.6	$678.2
Unallocated derivative losses (gains)	(29.0)	22.0
Adjusted gross profit	$670.6	$700.2
% of net sales	37.7%	36.8%

Operating income reconciliation:
Operating income	$257.6	$226.9
Amortization	58.8	60.5
Unallocated derivative losses (gains)	(29.0)	22.0
Other special project costs	3.3	7.7
Adjusted operating income	$290.7	$317.1
% of net sales	16.3%	16.7%

Net income reconciliation:
Net income	$154.6	$133.0
Income tax expense	52.1	40.1
Amortization	58.8	60.5
Unallocated derivative losses (gains)	(29.0)	22.0
Other special project costs	3.3	7.7
Adjusted income before income taxes	$239.8	$263.3
Income taxes, as adjusted	60.1	60.9
Adjusted income	$179.7	$202.4

Weighted-average common shares outstanding	113.3	113.1
Weighted-average participating shares outstanding	0.6	0.6
Total weighted-average shares outstanding	113.9	113.7
Dilutive effect of stock options	—	—
Total weighted-average shares outstanding - assuming dilution	113.9	113.7

Adjusted earnings per share – assuming dilution	$1.58	$1.78

The J. M. Smucker Company Unaudited Non-GAAP Financial Measures

	Three Months Ended July 31,
	2019	2018
	(Dollars in millions)
EBITDA (as adjusted) reconciliation:
Net income	$154.6	$133.0
Income tax expense	52.1	40.1
Interest expense – net	49.4	53.6
Depreciation	50.8	51.4
Amortization	58.8	60.5
EBITDA (as adjusted)	$365.7	$338.6
% of net sales	20.6%	17.8%

Free cash flow reconciliation:
Net cash provided by (used for) operating activities	$221.5	$243.0
Additions to property, plant, and equipment	(73.0)	(101.3)
Free cash flow	$148.5	$141.7
The following tables provide a reconciliation of the Company's fiscal 2020 guidance for estimated adjusted earnings per share and free cash flow.

	Year Ending April 30, 2020
	Low	High
Net income per common share - assuming dilution reconciliation:
Net income per common share - assuming dilution	$7.01	$7.21
Net cumulative unallocated (losses) gains (A)	(0.35)	(0.35)
Special project costs	0.13	0.13
Amortization	1.56	1.56
Adjusted earnings per share	$8.35	$8.55

(A) As unallocated derivative gains and losses vary each quarter based on market conditions and derivative positions taken, we do not project derivative gains or losses on a forward-looking basis. Therefore, the forward-looking net cumulative unallocated (losses) gains in the table above reflects the net unallocated (losses) gains recognized in GAAP results, but not yet allocated to our non-GAAP results as of July 31, 2019.

	Year Ending April 30, 2020
	Low	High
	(Dollars in millions)
Free cash flow reconciliation:
Net cash provided by operating activities	$1,195	$1,225
Additions to property, plant, and equipment	(320)	(300)
Free cash flow	$875	$925